Exhibit 99.2

PRESS RELEASE

ABWTQ (OTC)

AbitibiBowater Announces Closing of C$615 Million Sale for Company

Interest in Manicouagan Power Company

MONTREAL, CANADA, December 9, 2009 – AbitibiBowater Inc. announced today the closing of the series of transactions resulting in the sale of its 60% indirect interest in the 335MW hydroelectric facility currently owned and operated by Manicouagan Power Company (MPCo) to Hydro-Québec for gross proceeds of C$615 million.

The Company will use the proceeds from the sale of its interest in MPCo in the manner specified in the orders of the Superior Court of Quebec related to the sale, including:

•	The repayment of all amounts outstanding under the US$100 million Super Priority Senior Secured Debtor-In-Possession (DIP) Credit Facility.

•	A C$200 million partial repayment of amounts due under its senior secured notes.

•

An amount of C$282 million set aside temporarily with a wholly-owned unlimited liability Company subsidiary which may lend interest free, subject to certain approvals, up to C$230 million to the Abitibi-Consolidated subsidiary.

•	The repayment of certain transaction costs and holdbacks as specified by the orders.

The effect of this series of transactions is to provide the Company’s Abitibi-Consolidated subsidiary with additional net liquidity of approximately C$168 million. The Company has also signed a power supply agreement with Hydro-Québec’s distribution division for the supply of electricity to the Company’s Baie-Comeau, Québec paper mill.

“With the sale of MPCo, the Company has completed a significant milestone in our overall plan to improve liquidity and financial flexibility. We are pleased to repay the US$100 million credit facility guaranteed by Investissement Québec. Furthermore, AbitibiBowater and its employees appreciate the ongoing support and collaboration of the Québec government,” stated David J. Paterson, President and Chief Executive Officer. The additional DIP will support AbitibiBowater’s business continuity while we continue to implement our restructuring program.”

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 23 pulp and paper facilities and 28 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world’s largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade over-the-counter on the Pink Sheets and on the OTC Bulletin Board under the stock symbol ABWTQ.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Jean-Philippe Côté Director, Government Relations and Public Affairs – Canada 514 394-2386 jean-philippe.cote@abitibibowater.com